Exhibit 3.1

RESTATED

CERTIFICATE OF INCORPORATION
OF
Abeona Therapeutics Inc.

Abeona Therapeutics Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

1.          The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on June 22, 1989 (the “Original Certificate”), and the original name of the corporation was Chemex-Delaware, Inc.

2.          Pursuant to Section 245 of the General Corporation Law of the State of Delaware (the “DGCL”), this Restated Certificate of Incorporation restates and integrates the provisions of the Original Certificate of the Corporation, as previously amended or supplemented.

3.          This Restated Certificate of Incorporation does not amend the provisions of the Corporation’s Original Certificate, as previously amended or supplemented, and there is no discrepancy between the provisions in this Restated Certificate of Incorporation and the provisions in the Corporation’s Original Restated Certificate, as previously amended or supplemented.

4.          This Restated Certificate of Incorporation has been duly approved by the Board of Directors of the Corporation in accordance with Sections 245 of the DGCL.

Article I.

The name of the Corporation is:
Abeona Therapeutics Inc.

Article II.

A.         The address of the initial registered office of the Corporation is 1209 Orange Street, County of New Castle, Wilmington, Delaware 19801.

B.          The name of the initial registered agent for the Corporation at such address is the Corporation Trust Company.

Article III.

The nature of the business of the Corporation and the objects and purposes to be transacted, promoted, and carried on by it are to generally engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

Article IV.

This Corporation shall have perpetual existence, which existence shall commence upon the filing by the Secretary of State of Delaware of this Certificate of Incorporation.

Article V.

A.          The aggregate number of shares of Common Stock which the Corporation shall have authority to issue is Two Hundred Million (200,000,000) shares with a par value of one cent ($0.01) per share.

B.           The aggregate number of shares of preferred stock which the Corporation shall have authority to issue is Two Million (2,000,000) shares with a par value of one cent ($0.01) per share in one or more series. Each series of preferred stock shall be designated by the board of directors so as to distinguish the shares thereof and the shares of all other series and classes. The board of directors may, by resolution, from time to time divide shares of the preferred stock into series and fix and determine the number of shares and the relative rights and preferences of any series so established, which relative rights and preferences of any series so established may be greater or lesser than those granted to the common stock as provided herein. Notwithstanding the foregoing, all shares of preferred stock shall be identical, except as to the following relative rights and preferences, in respect of any or all of which there may be variations between different series, namely the rate of dividends (including the date from which dividends shall be cumulative), the price at, and the terms and conditions on which, shares may be redeemed, the amounts payable on shares in the event of voluntary or involuntary liquidation or dissolution, sinking fund provisions for the redemption or purchase of shares in the event shares of any series or issue with sinking fund provisions, and the terms and conditions on which shares of any series may be converted in the event shares of any series are issued a privilege of conversion. Each share of any series of preferred stock shall be identical with all the shares of such series. The consideration for the issuance of shares may be paid in whole or in part in money and other property, tangible or intangible, or in labor or in services actually performed for the Corporation. When payment of the consideration for which shares are to be issued has been received or, when payment of the capital consideration has been received and the Corporation has received a binding obligation from the purchaser to pay the balance of the purchase price; such shares shall be deemed to be fully paid and not liable for any further call or assessment thereon.

C.           Each stockholder of record of the common stock shall have one vote for each share of stock standing in his name on the books of the Corporation and entitled to vote. In the election of directors, cumulative voting shall be allowed. The voting rights, if any, of the shareholders of any series, if any, of preferred stock, shall be designated, by resolution, of the board of directors.

D.           Stockholders of the common or preferred stock, regardless of the series of the preferred stock shall not have the preemptive right to acquire unissued or treasury shares or securities convertible into such shares or carrying a right to subscribe to or acquire shares. Such provision shall apply to both shares outstanding and to newly issued shares.

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Article VI.

A.          Any purchase or other acquisition, directly or indirectly, in one or more transactions, by the Corporation of any shares of the Corporation’s Voting Stock or any Voting Stock Right known by the Corporation to be beneficially owned by any Interested Shareholder who has beneficially owned such security or right for less than two years prior to the date of such purchase shall, except as hereinafter expressly provided, require the affirmative vote of the holders of not less than 66 2/3% of all shares entitled to vote. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or any agreement with any national securities exchange, or otherwise, but no such affirmative vote shall be required with respect to any purchase or other acquisition by the Corporation of Voting Stock or Voting Stock Right purchased at or below Fair Market Value or made as part of a tender or exchange offer made on the same terms to all holders of such securities and complying with the applicable requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations thereunder or in a Public Transaction.

B.           A majority of the Board of Directors shall have the power and duty to determine for the purposes of this Article VI, on the basis of information known to it after reasonable inquiry, all facts necessary to determine compliance with this Article VI, including without limitation: (i) if (1) a person is an Interested Shareholder; (2) any Voting Stock and Voting Stock Right is beneficially owned by any person; (3) a person is an Affiliate or Associate of another; (4) a transaction is a Public Transaction; and (ii) the Fair Market Value of any Voting Stock or Voting Stock Right.

C.           For the purposes of this Article VI, the following terms shall mean:

(i)          An “Affiliate” of, or a person “Affiliated” with, a specified person, is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

(ii)         The term “Associate” used to indicate a relationship with any person, means: (1) any corporation or organization (other than the Corporation or a Subsidiary of the Corporation) of which such person is an officer, director or partner or is, directly or indirectly, the beneficial owner of 20% or more of any class of voting stock; (2) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (3) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(iii)        A person shall “beneficially own” any Voting Stock or Voting Stock Right: (1) which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly; (2) which such person or any of its Affiliates or Associates has (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) any right to vote pursuant to any agreement, arrangement or understanding; or (3) which is beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any security of any class of the Corporation or any of its Subsidiaries. For the purposes of determining whether a person is an Interested Shareholder, the relevant class of securities outstanding shall be deemed to include all such securities of which such person is deemed to be the “beneficial owner” through application of this subparagraph (iii), but shall not include any other securities of such class which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise, but are not yet issued.

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(iv)        “Fair Market Value” means, for any share of Voting Stock or any Voting Stock Right, the average of the closing sale prices during the 90-day period immediately preceding the repurchase of such Voting Stock or any Voting Stock Right, as the case may be, on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such Voting Stock or any Voting Stock Right is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such Voting Stock or any Voting Stock Right, is not listed on such Exchange, on the principal United States securities exchange registered under the Exchange Act on which such Voting Stock or any Voting Stock Right is listed, or if such Voting Stock or any Voting Stock Right is not listed on any such exchange, the average of the closing bid quotations with respect to a share of such Voting Stock or any Voting Stock Right during the 90-day period immediately preceding the date in question of a share of such Voting Stock or any Voting Stock Right quoted by a registered national securities association, or if none of the preceding shall be applicable as determined by the Board of Directors in good faith.

(v)         “Interested Shareholder” shall mean any person or group of persons (other than (1) the Corporation, (2) any of its Subsidiaries, (3) any benefit plan or trust of or for the benefit of the Corporation or any of its Subsidiaries, or (4) any trustee, agent or other representative of any of the foregoing) who or which is the beneficial owner, directly or indirectly, of more than 5% of any class of Voting Stock or any Voting Stock Rights.

(vi)        A “Public Transaction” shall mean any (1) purchase of shares offered pursuant to an effective registration statement under the Securities Act of 1933, as amended (2) open market purchases of shares if, in either such case, the price and other terms of sale are not negotiated by the purchaser and seller of the beneficial interest in the shares.

(vii)       The term “Voting Stock” shall mean stock of any class or series of the Corporation entitled to vote generally in the election of directors.

(viii)      The term “Voting Stock Right” shall mean any security convertible into, and any warrant, option or other right of any kind to acquire beneficial ownership of, any Voting Stock, other than securities issued pursuant to any of the Corporation’s employee benefit plans.

D.           Notwithstanding anything contained in this Certificate to the contrary, the affirmative vote of the holders of at least 66 2/3% of the shares entitled to vote shall be required to alter, amend, repeal or to adopt any provision inconsistent with this Article VI.

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Article VII.

A.          The number of persons constituting the board of directors of the Corporation shall be fixed by the Bylaws of the Corporation. Directors need not be residents of the State of Delaware or stockholders of the Corporation and shall exercise all the powers conferred on the Corporation by this Certificate of Incorporation and by the laws of the State of Delaware. The initial board of directors shall consist of nine (9) members. The use of a written ballot in connection with the election of directors shall not be required.

B.           The board of directors shall be divided into three classes as nearly equal in number as possible. At each Annual Meeting of Stockholders the directors whose terms expire shall be elected for a term of office to expire at the third succeeding Annual Meeting of Stockholders.

C.           Nominations for the election of directors may be made by the board of directors or by any record owner of capital stock of the Corporation entitled to vote in the election of directors. However, a stockholder may nominate one or more persons for election as a director at a meeting, only if written notice of such stockholder’s intent to make such nomination or nominations has been given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Corporation not later than: (i) with respect to an election to be held at an annual meeting of stockholders, one hundred twenty (120) days in advance of such meeting; and (ii) with respect to an election to be held at a special meeting of stockholders for the election of directors, the close of business on the seventh day following the earlier of: (1) the date on which notice of such meeting is first given to stockholders; and (2) the date on which a public announcement of such meeting is first made. Each notice shall include: (i) the name and address of each stockholder of record who intends to appear in person or by proxy to make the nomination and of the person or persons to be nominated; (ii) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are made by the stockholder; (iii) such other information regarding each nominee proposed by such stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and (iv) the consent of each nominee to serve as a director of the Corporation if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

D.          Any director, or the entire board of directors, may be removed from office at any time, but only for cause and only upon the affirmative vote of the holders of at least 66 2/3% of the shares entitled to vote in the election of directors.

E.           Notwithstanding any other provisions of this Certificate of Incorporation or the Bylaws of the Corporation, the affirmative vote of the holders of at least 66 2/3% of the shares entitled to vote shall be required to amend, repeal, or adopt any provisions inconsistent with this Article VII.

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Article VIII.

No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers have any interest, shall be void or voidable solely for that reason or solely because the director or officer is present at or participates in the meeting of the board or committee thereof which authorizes, approves, or ratifies the contract or transaction or solely because his or their votes are counted for such purpose if: (i) The material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors or the committee, and the board or committee in good faith authorizes, approves, or ratifies the contract or transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors are less than a quorum; (ii) The material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically authorized, approved, or ratified in good faith by vote of the stockholders; or (iii) The contract or transaction is fair as to the Corporation as of the time it is authorized, approved, or ratified by the board of directors, a committee thereof, or the stockholders.

Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or a committee thereof which authorizes, approves, or ratifies such contract or transaction.

Article IX.

The officers of the Corporation shall be subject to the doctrine of corporate opportunities only insofar as it applies to business opportunities in which this Corporation has expressed an interest as determined from time to time by the Corporation’s board of directors, as evidenced by resolutions appearing in its minutes. When so delineated, opportunities within such areas of interest shall be disclosed promptly to the board of directors. Until such time as this Corporation, through its board of directors, has designated an area of interest, the officers shall be free to engage in such areas and to continue a business existing prior to the time that such an area of interest has been designated.

Article X.

A.          The Corporation shall indemnify all persons to the extent and in the manner permitted by the provisions of the General Corporation Law of Delaware, as amended from time to time, subject to any permissible expansion or limitation of such indemnification as may be set forth in the Bylaws of the Corporation or any stockholders’ or directors’ resolution or by contract. The provisions of this Article shall also be applicable to the personal representative and heirs of all persons who may be indemnified pursuant to the General Corporation Law of Delaware.

B.           No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability for: (i) any breach of the director’s duty of loyalty to the Corporation or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) unlawful payment of dividends or unlawful repurchases or redemptions as more fully described in Section 174 of the General Corporation Law of Delaware; or (iv) any transaction from which the directors derived an improper personal benefit. If the General Corporation Law of Delaware is amended after the filing of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware. Any repeal or modification of the foregoing by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

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C.           Notwithstanding any other provision of this Certificate of Incorporation, the affirmative vote of at least 66 2/3% of the shares entitled to vote shall be required to alter, amend, repeal or adopt any provision inconsistent with this Article X.

Article XI.

The Corporation shall be entitled to treat the registered holder of any shares of the Corporation as the owner thereof for all purposes, including all rights derived from such shares, and shall not be bound to recognize any equitable or other claim to or interest in such shares or rights deriving from such shares, on the part of any other persons, including but without limiting the generality thereof, a purchaser, assignee or transferee of such shares or rights deriving from such shares, unless and until such purchaser, assignee or transferee or other person becomes a registered holder of such shares, whether or not the Corporation shall have either actual or constructive notice of the interest of such purchaser, assignee, transferee, or any other person. The purchaser, assignee, or transferee of any of the shares of the Corporation shall not be entitled: (i) To receive notice of the meetings of the stockholders; (ii) To vote at such meetings; (iii) To examine a list of the stockholders; (iv) To be paid dividends or other sums payable to stockholders; or (v) To own, enjoy, and exercise any other privilege or right derived from such shares against the Corporation, until such purchaser, assignee, or transferee has become the registered holder of such shares.

Article XII.

A.          The Corporation’s Bylaws may contain any provisions for the regulation and management of the affairs of the Corporation not inconsistent with the laws of Delaware or this Certificate of Incorporation. In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation. Notwithstanding the foregoing or any other provisions of this Certificate of Incorporation, and except as otherwise provided by law, the Bylaws may be altered, amended or repealed by the affirmative vote of the holders of at least 66 2/3% of the shares entitled to vote.

B.           Notwithstanding any other provision of this Certificate of Incorporation, the affirmative vote of at least 66 2/3% of the shares entitled to vote shall be required to alter, amend, repeal or adopt any provision inconsistent with this Article XII.

Article XIII.

The right is expressly reserved to amend, alter, change or repeal any provision or provisions contained in this Certificate of Incorporation or any Article herein in any manner or respect now or hereafter permitted or provided by the General Corporation Law of Delaware or by this Certificate of Incorporation, and the rights of all officers, directors and stockholders are expressly made subject to such reservation.

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